Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact	Release Number: 05-19

Dev Ghose

Stuart Blackie

(206) 624-8100

Media Contact

Alan Oshiki

Broadgate Consultants, Inc.

(212) 232-2354

SHURGARD SIGNS CONFIDENTIALITY AGREEMENTS WITH SEVERAL INTERESTED

PARTIES, INCLUDING PUBLIC STORAGE, INC.

SEATTLE, WASHINGTON, November 28, 2005 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, today announced that as part of its search for strategic alternatives, it has signed confidentiality agreements with several interested parties, including Public Storage, Inc., which previously made an unsolicited proposal for Shurgard. Subject to the terms of the confidentiality agreement with Public Storage, Public Storage has agreed not to take certain actions with respect to an acquisition of Shurgard prior to April 27, 2006, without the approval of Shurgard. The confidentiality agreement does not limit or restrict Public Storage’s ability to nominate persons for election as directors of Shurgard at the next annual or special meeting of shareholders called by Shurgard.

Citigroup Global Markets, Inc. and Banc of America Securities LLC are serving as financial advisors in connection with these matters and Willkie Farr and Gallagher LLP and Perkins Coie LLP are acting as legal counsel.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 644 operating storage centers located throughout the United States and in Europe.

Forward-Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding projections for 2005 and beyond, are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including, but not limited to, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 29, 2005, its report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005, its report on Form 10-Q for the quarter ended June 30, 2005, filed on August 9, 2005, its report on Form 10-K/A for the year ended December 31, 2004, filed on October 14, 2005, its report on Form 10-Q for the quarter ended September 30, 2005, filed on November 9, 2005, and its report on Form 10-Q/A for the quarter ended September 30, 2005, filed on November 14, 2005. The information presented in this release reflects Shurgard’s expectations as of the date of this release. Except as required by law, Shurgard undertakes no obligation to update or revise the information herein.

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